Free Writing Prospectus Filed Pursuant to Rule 433 Registration Nos. 333-184325 November 14, 2012

Gold Overview - iShares

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Gold Overview Diversification Benefits Investment Strategies

ETF in Focus

Gold Investment Overview

Gold is a physical asset that is accumulated, rather than consumed. This differentiates it iShares Gold Trust from investment assets such as equities and fixed income instruments (which are claims IAU See IAU Product Details on future cash flows), other commodities such as oil (which are consumed), and paper money (which can be more easily destroyed). These traits are among the reasons why gold may perform differently than other investments. Exchange Traded Liquidity

10-Day Average 8,450,328

Gold Investment Options Trading Volume

as of 11/12/2012

Low Cost

Exchange Exposure Low Minimum

Traded Liquidity Low Cost to Gold Investment Sponsor’s Fee 0.25%

Exposure to Gold

Gold ETFs The Trust holds

fully allocated gold

Gold Coins daily, and does not

allow issuance of

Futures and Options shares on

unallocated

Gold Mining Stocks amounts.

Minimum Investment

See details of the gold ETF from iShares Shares 1

Gold ETFs See iShares IAU Product Details »

Exchange traded products, such as the iShares Gold Trust (IAU), represent an innovation for accessing the gold market. These investment vehicles typically offer the ability for investors to buy and sell their investment in gold through a brokerage account. iShares Gold Trust

Prospectus (IAU)

Physical Gold (i.e. Gold Coins)

Holding bullion, jewelry, coins and gold certificates provides pure access to gold. These Gold Kit for Financial forms of gold exposure, however, generally are not as liquid as holding a security (like a Advisors stock or futures contract) and may be impractical or costly to store buy and/or secure.

Derivatives (i.e. Futures, Options) A selection of useful

documents designed to help

advisors discuss gold ETFs

Derivatives and future contracts have predominately been limited to large institutional with clients and to assist in investors with the resources and experience to administer these positions. The cost of choosing the right gold ETF for futures contracts can be significant due to the need to sell and reenter a position as it their portfolios.

nears expiration.

Access Gold Kit

Gold Mining Stocks

Prior to the introduction of exchange traded products, mutual funds presented the most Video viable option for individual investors or small institutions seeking to invest in gold because mutual funds provide convenient access to gold-linked investments at generally Gold Supply and reasonable costs and low investment minimums. There are approximately 20 mutual Demand funds encompassing over $29 billion in assets providing exposure to gold.* Investing in BlackRock’s Kayvan Malek the equities of mining companies, however, provides imprecise exposure to gold given discusses the factors that that mining companies may hedge their exposure to the price of gold. The five-year affect the supply and demand average correlation of precious metal mutual funds to the gold spot price is 0.75, while of gold.

the five-year average correlation of precious metal mutual funds to the S&P 500 Index (1mins)

Gold Overview - iShares

is 0.41** *Source: Morningstar, as of 4/30/2010 **Source: Morningstar, as of 3/31/2010 Watch

See all videos

Audio

Investing in Gold with

Kayvan Malek

(DEV) Learn from Kayvan

Malek, managing director with

BlackRock’s Global Strategies

Group, why this “noble” metal

continues to attract investor

attention. iS-3416

(6 mins)

Listen

See all audio

Related Resources

Source: Bloomberg, as of 5/31/10. The gold spot settlement price is determined from the Insights into Investing in input of member firms; the spot price for gold is determined daily by the five member Gold firms of the London Fix. Despite the differing pricing processes and the New Whitepaper: 12 pages

York/London time difference, the prices of gold as measured by the two pricing methods have had a correlation of .9866 for the three-year period ending May 31, 2010. iShares Gold Trust FAQ

Brochure: 8 pages

See details of the gold ETF from iShares » iShares Gold Trust Fact

Sheet (IAU)

Fact Sheet: 2 pages

iShares Gold Trust

Prospectus (IAU)

Prospectus: 46 pages

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iShares Gold Trust (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents the Trust has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iShares.com or EDGAR on the SEC website at www.sec.gov. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling toll-

free 1-800-474-2737.

Investing involves risk, including possible loss of principal. The Trust is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for purposes of the Commodity

Exchange Act. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. Because shares of the Trust are intended to reflect the price of the gold held by the Trust, the market price of the shares is subject to fluctuations similar to those affecting gold prices. Additionally, shares of the Trust are bought and sold at market price, not at net asset value (“NAV”). Brokerage commissions will reduce returns.

Shares of the Trust are intended to reflect, at any given time, the market price of gold owned by the Trust at that time less the Trust’s expenses and liabilities. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by such shares. If an investor sells the shares at a time when no active market for them exists, such lack of an active market will most likely adversely affect the price received for the shares. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus.

Following an investment in shares of the Trust, several factors may have the effect of causing a decline in the prices of gold and a corresponding decline in the price of the shares. Among them: (i) Large sales by the official sector. A significant portion of the aggregate world gold holdings is owned by governments, central banks and related institutions. If one or more of these institutions decides to sell in amounts large enough to cause a decline in world gold prices, the price of the shares will be adversely affected. (ii) A significant increase in gold hedging activity by gold producers. Should there be an increase in the level of hedge activity of gold producing companies, it could cause a decline in world gold prices, adversely affecting the price of the shares. (iii) A significant change in the attitude of speculators and investors towards gold. Should the speculative community take a negative view towards gold, it could cause a decline in world gold prices, negatively impacting the price of the shares.

The amount of gold represented by shares of the Trust will decrease over the life of the Trust due to sales of gold necessary to pay the sponsor’s fee and trust expenses. Without increases in the price of gold sufficient to compensate for that decrease, the price of the shares will also decline, and investors will lose money on their investment. The Trust will have limited duration. The liquidation of the Trust may occur at a time when the disposition of the Trust’s gold will result in losses to investors.

Although market makers will generally take advantage of differences between the NAV and the trading price of Trust shares through arbitrage opportunities, there is no guarantee that they will do so. There is no guarantee an active trading market will develop for the shares, which may result in losses on your investment at the time of disposition of your shares. The value of the shares of the Trust will be adversely affected if gold owned by the Trust is lost or damaged in circumstances in which the Trust is not in a position to recover the corresponding loss. The Trust is a passive investment vehicle. This means that the value of your shares may be adversely affected by Trust losses that, if the Trust had been actively managed, might have been avoidable.

Shares of the iShares Gold Trust are not deposits or other obligations of or guaranteed by BlackRock, Inc., and its affiliates, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The sponsor of the trust is iShares Delaware Trust Sponsor LLC (the “Sponsor”). BlackRock Investments, LLC (“BRIL”), assists in the promotion of the Trust. The Sponsor and BRIL are affiliates of BlackRock, Inc.

Although shares of the iShares Gold Trust may be bought or sold on the secondary market through any brokerage account, shares of the Trust are not redeemable from the Trust except in large aggregated units called

“Baskets”. Only registered broker-dealers that become authorized participants by entering into a contract with the sponsor and the trustee of the Trust may purchase or redeem Baskets.

© 2000-2012 BlackRock. All rights reserved. iShares® and BlackRock® are registered trademarks of BlackRock. All other trademarks, servicemarks or registered trademarks are the property of their respective owners.

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